EXHIBIT 99.1

News Release	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 Phone: 803-326-3900
www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com
3D Systems Reports Record Revenue and
Improved Operating Results for
Third Quarter and First Nine Months 2007
ROCK HILL, S.C., November 1, 2007 — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Rapid Manufacturing solutions, announced today its operating results for the third quarter and first nine months of 2007. The company also filed its third-quarter Quarterly Report on Form 10-Q with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its operating results for the third quarter and first nine months of 2007 tomorrow morning, November 2, 2007, at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
The company reported record third-quarter and nine-month revenue. Revenue for the third quarter increased by 21% to $38.2 million from $31.5 million for the third quarter of 2006. Revenue for the first nine months of 2007 was $111.6 million, a 21% increase over the $92.2 million of revenue reported for the first nine months of 2006.
At September 30, 2007, the company’s backlog was approximately $1.5 million, approximately the same amount that the company recorded at the end of each prior 2007 quarter and a significant reduction from the $5.0 million of backlog recorded at December 31, 2006. The company believes that the June 30 and September 30 level of backlog is consistent with the normal operating trends of its business as the company’s business is generally not dependent on backlog.

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The company reported $0.4 million of operating income for the third quarter, reversing an $8.7 million operating loss for the third quarter of 2006. For the first nine months of 2007, the company’s operating loss declined by 68% to $6.6 million from $20.4 million in the 2006 period.
The company’s improved operating performance resulted primarily from its higher revenue, higher gross profit and higher gross profit margin in both the third quarter and first nine months of 2007, lower operating expenses in the third quarter of 2007, and a decline in operating expenses as a percentage of revenue in the first nine months of 2007 despite an increase in operating expenses in that period.
“I am pleased with the healthy revenue growth and the improvement in our operating results that we have experienced thus far this year,” said Abe Reichental, 3D Systems’ president and chief executive officer. “These improved results are consistent with our expected gains from our extensive business transformation efforts.
“I am particularly pleased that, for the third quarter, revenue from systems increased by 56%, reflecting the growth in revenue from our new systems, and that revenue from services resumed an upward growth path. I was a bit disappointed that revenue from our engineered materials and composites revenue grew by only 9% compared to the third quarter of 2006, but believe that this reflected primarily the timing of certain recurring orders and routine third quarter seasonal factors related to summer holidays in various parts of the world. Notwithstanding this third-quarter seasonality, we expect materials revenue growth to resume its double-digit growth rate for the remainder of 2007.

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Operating Highlights
Third Quarter and First Nine Months of 2007
($ in millions except for per share amounts)

	Third Quarter			First Nine Months
Operating Highlights	2007	2006	% Change	2007	2006	% Change
Revenue	$38.2	$31.5	21%	$111.6	$92.2	21%
Gross profit	$15.9	$10.7	48%	$45.3	$30.2	50%
% of Revenue	42%	34%		41%	33%
Operating expenses	$15.5	$19.4	(20%)	$51.9	$50.5	3%
% of Revenue	41%	62%		46%	55%
Operating income (loss)	$0.4	($8.7)	NM	($6.6)	($20.4)	(68%)
Net income (loss) available to common stockholders	$0.3	($11.3)	NM	($8.1)	($24.7)	(67%)
Diluted income (loss) per share available to common stockholders	$0.01	($0.61)	NM	($0.40)	($1.48)	(73%)
Unrestricted cash	$25.5	$5.3	381%	$25.5	$5.3	381%
Depreciation and amortization	$1.8	$1.0	80%	$5.4	$4.4	23%
% of Revenue	5%	3%		5%	5%

Columns may not add due to rounding
NM=not meaningful
“With nine months in, I am gratified that our continued growth from new systems and materials more than offsets the planned decline in revenue from our discontinuation of various legacy products and other less profitable

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activities,” continued Reichental. “With 21% revenue growth and a strong underlying trend of double-digit growth for the first nine months of this year from both systems and materials sales, we believe that our overall improved results demonstrate that the strategic actions that we have taken to reshape our organization, transform our product portfolio and re-engineer our business model are continuing to take effect.”
Gross profit for the third quarter of 2007 increased by 48% to $15.9 million from $10.7 million for the third quarter of 2006 and increased by 50% to $45.3 million from $30.2 million in the first nine months of 2006, primarily as a result of the company’s higher revenue in each period.
“Our gross profit margin continued to show an improving trend over the third quarter and first nine months of 2006, reflecting our higher revenue, the relatively lower increase in our cost of sales and the absence in the 2007 periods of the business disruptions, challenges and customer accommodations that adversely affected our profitability in the third quarter and first nine months of 2006,” continued Reichental. “Our gross profit margin increased to 42% in the third quarter of 2007 from 34% in the 2006 quarter and to 41% for the nine-month period from 33% in the 2006 period.”
Operating expenses declined by $3.9 million to 41% of revenue in the third quarter of 2007 from the third quarter of 2006, reflecting lower selling, general and administrative expenses, lower research and development expenses and the absence of the restructuring costs that the company incurred in 2006 for its relocation to Rock Hill.
For the first nine months of this year, operating expenses declined by more than 8 percentage points to 46% of revenue despite increasing by $1.3 million compared to the nine months ended September 30, 2006. This increase arose primarily from $6.9 million of higher selling, general and administrative expenses and $0.2 million of higher research and

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development costs that were partially offset by the absence in the first nine months of 2007 of the $5.7 million of restructuring costs that the company incurred in the 2006 period related to its relocation to Rock Hill, South Carolina.
This $6.9 million increase in SG&A expenses for the nine months ended September 30, 2007 was due primarily to $8.8 million of higher SG&A costs that the company incurred through June 30, 2007 related primarily to its restatement and other related matters that were only partially offset by their third quarter decline.
“We remain confident in our overall direction and continue to believe that the key initiatives and investments that we undertook last year have provided us with the right platform to achieve our long-term objectives,” continued Reichental. “We believe that, apart from the high costs associated with the launch of our V-Flash™ Modeler in 2007, our quarterly operating expenses have begun to resume a more normalized run rate, and we expect a further reduction in our operating expenses both on an absolute basis and as a percentage of revenue in the fourth quarter of 2007. In this regard, we expect our SG&A expenses for the fourth quarter of this year to fall into the range of $11 million to $13 million.”
The company’s continuing high level of work on selected new product developments, including its new V-Flash™ Desktop 3-D Modeler, led to the higher research and development expenses in the first nine months of 2007. The company unveiled the V-Flash™ Modeler in September at its World Conference, and it expects to ship up to 100 of these Modelers to customers by the end of 2007. As a result of its intensified year-to-date research and development activities in connection with its V-Flash™ desktop compact modeler development as well as its accelerated materials development activities, the company is revising its estimated annual research and development expenses for the full year 2007 to the range of $13 million to $14 million from its previous range of $12 million to $13 million.

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The company’s $0.3 million of net income for the third quarter of 2007 resulted from its $0.4 million of operating income and $0.1 million of interest income in that period, reduced by the $0.2 million income tax provision that it recorded in the third quarter of 2007. This net income amounted to 1 cent per fully diluted share, and reversed an $11.3 million, or a 61 cent loss per fully diluted share, for the 2006 quarter. Net loss available to the common stockholders for the first nine months of 2007 declined by 67% to an $8.1 million, or a 40 cent loss per fully diluted share, from $24.7 million, or a $1.48 loss per fully diluted share, for the first nine months of 2006.
The company ended the third quarter of 2007 with $25.5 million of unrestricted cash compared to $21.0 million on a pro forma basis of unrestricted cash at June 30, 2007 net of its subsequent prepayment in July 2007 of $8.2 million of revolving credit borrowings from Silicon Valley Bank. This $4.5 million increase in unrestricted cash resulted primarily from $6.2 million of cash derived from operating activities in the third quarter of 2007.
During the third quarter of 2007, the company’s total indebtedness and capitalized lease obligations declined by $23.2 million to $12.2 million at September 30, 2007, primarily as a result of the conversion in July of all of its 6% convertible subordinated debentures into common stock and the voluntary prepayment of its outstanding revolving credit borrowings mentioned above. With its stronger cash position, the company decided to permit the Silicon Valley Bank revolving credit facility to expire in accordance with its terms on October 1, 2007.
The company also continued to improve its management of inventories and accounts receivable. Inventories, which amounted to $26.1 million at December 31, 2006 and $30.8 million at March 31, 2007, continued to decline and amounted to $22.6 million at September 30, 2007. The company expects to reduce its inventories further during the fourth quarter of 2007.

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Accounts receivable, net decreased by $6.4 million to $28.1 million at September 30, 2007 from $34.5 million at December 31, 2006. This decline was primarily attributable to the timing of collections, which resulted in a reduction of days sales outstanding to 68 days at September 30, 2007 from 74 days at December 31, 2006.
“We believe that our stronger financial position resulting from our substantially reduced indebtedness and improved working capital management provides us with the flexibility to pursue our near-term growth opportunities vigorously,” concluded Reichental.
Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio Webcast to discuss its financial results for the third quarter and first nine months of 2007 tomorrow morning, November 2, 2007, at 9:00 a.m., Eastern Time.
To access the Conference call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 21380098, the conference call ID number.
To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.

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Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in the conditional or future tense or that include terms as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to the future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filing with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Rapid Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input These solutions are used for design communication and prototyping well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
- tables follow -

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Nine Months Ended September 30, 2007 and September 30, 2006
(in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Products	$29,142	$22,732	$85,292	$65,917
Services	9,086	8,738	26,294	26,327

Total revenue	38,228	31,470	111,586	92,244

Cost of sales:
Products	15,522	13,349	45,450	40,849
Services	6,768	7,381	20,816	21,214

Total cost of sales	22,290	20,730	66,266	62,063

Gross profit	15,938	10,740	45,320	30,181

Operating expenses:
Selling, general and administrative	11,883	13,821	41,647	34,788
Research and development	3,623	3,856	10,238	10,087
Restructuring costs	—	1,745	—	5,663

Total operating expenses	15,506	19,422	51,885	50,538

Income (loss) from operations	432	(8,682)	(6,565)	(20,357)

Interest expense (income) and other, net	(146)	336	1,099	661

Income (loss) before provision for income taxes	578	(9,018)	(7,664)	(21,018)
Provision for income taxes	248	2,241	429	2,303

Net income (loss)	330	(11,259)	(8,093)	(23,321)
Preferred stock dividends	—	—	—	1,414

Net income (loss) available to common stockholders	$330	$(11,259)	$(8,093)	$(24,735)

Shares used to calculate basic net income (loss) available to common stockholders per share	21,838	18,390	20,115	16,706

Basic net income (loss) available to common stockholders per share (1)	$0.02	$(0.61)	$(0.40)	$(1.48)

Shares used to calculate diluted net income (loss) available to common stockholder per share	22,499	18,390	20,115	16,706

Diluted net income (loss) available to common stockholders’ per share (1)	$0.01	$(0.61)	$(0.40)	$(1.48)

(1) See Schedule 1 for the calculation of basic and diluted net loss available to common stockholders per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(in thousands)

	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,472	$14,331
Accounts receivable, net	28,080	34,513
Inventories, net	22,550	26,114
Prepaid expenses and other current assets	4,199	6,268
Deferred income tax assets	499	748
Restricted cash — short-term	1,200	1,200
Assets held for sale, net	3,454	3,454

Total current assets	85,454	86,628

Property and equipment, net	22,495	23,763
Intangible assets, net	5,331	6,602
Goodwill	47,419	46,867
Other assets, net	2,507	2,334

	$163,206	$166,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank credit facility	$—	$8,200
Industrial development bonds related to assets held for sale	3,325	3,545
Current portion of capitalized lease obligations	178	168
Accounts payable	17,869	26,830
Accrued liabilities	11,696	12,577
Customer deposits	3,146	6,510
Deferred revenue	11,887	11,463

Total current liabilities	48,101	69,293

Long-term portion of capitalized lease obligations	8,709	8,844
Convertible subordinated debentures	—	15,354
Long-term income tax payable	939	—
Other liabilities	3,395	3,034

Total liabilities	61,144	96,525

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 22,155 (2007) and 19,085 (2006)	22	19
Additional paid-in capital	173,155	132,566
Treasury stock, at cost; 44 shares (2007) and 28 shares (2006)	(104)	(89)
Accumulated deficit in earnings	(73,756)	(64,455)
Accumulated other comprehensive net income	2,745	1,628

Total stockholders’ equity	102,062	69,669

	$163,206	$166,194

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2007 and September 30, 2006
(in thousands)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(8,093)	$(23,321)
Adjustments to reconcile net income to net cash used in operating activities :
Provision for deferred income taxes	(48)	2,605
Depreciation and amortization	5,449	4,415
Provision for bad debts	309	1,282
Adjustments to inventory reserves	535	(61)
Stock-based compensation expense	2,247	1,909
(Gain) loss on disposition of property and equipment	8	(34)
Changes in operating accounts:
Accounts receivable	7,117	5,530
Lease receivable	—	177
Inventories	2,701	(12,265)
Prepaid expenses and other current assets	1,975	2,933
Other assets	(40)	716
Accounts payable	(9,088)	5,274
Accrued liabilities	(1,279)	1,111
Customer deposits	(3,386)	398
Deferred revenue	95	(2,932)
Other liabilities	105	(32)

Net cash used in operating activities	(1,393)	(12,295)

Cash flows from investing activities:
Purchase of property and equipment	(966)	(7,697)
Proceeds from sale of property and equipment	—	248
Additions to licenses and patents	(521)	(305)
Software development costs	(502)	(485)

Net cash used in investing activities	(1,989)	(8,239)

Cash flows from financing activities:
Bank borrowings (repayments)	(8,200)	—
Stock option and restricted stock proceeds	2,791	2,716
Proceeds from issuance of stock	20,407	—
Payments of preferred stock dividends	—	(785)
Repayment of long-term debt	(336)	(205)

Net cash provided by financing activities	14,662	1,726

Effect of exchange rate changes on cash	(139)	(240)

Net increase (decrease) in cash and cash equivalents	11,141	(19,048)

Cash and cash equivalents at the beginning of the period	14,331	24,328

Cash and cash equivalents at the end of the period	$25,472	$5,280

Supplemental Cash Flow Information:
Interest payments	$1,015	$903
Income tax payments	1,149	902
Non-cash items:
Capitalized lease obligations	—	8,919
Conversion of 6% convertible subordinated debentures	15,354	7,250
Conversion of Series B convertible preferred stock	—	15,240
Adjustment for FIN 48 adoption	1,208	—
Accreted dividends on preferred stock	—	1,003
Transfer of equipment from inventory to property and equipment, net	1,264	1,834
Transfer of equipment to inventory from property and equipment, net	612	543

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Schedule 1
Following is a reconciliation of the numerator and denominator of the basic and diluted net loss available to common stockholders per share computations:

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$330	$(11,259)	$(8,093)	$(24,735)

Denominator:
Weighted average common shares outstanding	21,838	18,390	20,115	16,706

Basic net income (loss) available to common stockholders, per share	$0.02	$(0.61)	$(0.40)	$(1.48)

Diluted earnings (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$330	$(11,259)	$(8,093)	$(24,735)

Denominator:
Weighted average common shares outstanding	21,838	18,390	20,115	16,706
Effect of dilutive securities:
Stock options and restricted stock awards	661	—	—	—

Diluted weighted average shares outstanding	22,499	18,390	20,115	16,706

Diluted net income (loss) available to common stockholders, per share	$0.01	$(0.61)	$(0.40)	$(1.48)